                                                                    EXHIBIT 99.1

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
INDEX
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------



                                                                  PAGE(s)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...................1

CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets.......................................................2

Statements of Operations.............................................3

Statements of Stockholders' Equity...................................4

Statements of Cash Flows.............................................5

Notes to Financial Statements...................................6 - 20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To The Board of Directors and Stockholders of Alliance Entertainment Corp.



In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Alliance Entertainment Corp. & Subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, on December 31, 2004, assets and liabilities of the Digital Media Infrastructure Services Group were distributed in a spin-off transaction and are not included in the accompanying consolidated balance sheet at December 31, 2004.




PricewaterhouseCoopers LLP
Miami, Florida

March 4, 2005

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------


(in thousands of dollars, except share data)                                  2004           2003
                                                                            ---------      ---------
ASSETS
Current assets
         Cash                                                               $  20,688      $   9,520
         Accounts receivable, net of allowance of
         $14,436 and $10,652, respectively                                    180,728        186,023
         Inventory                                                            110,727         97,295
         Prepaid expenses and other current assets                              1,893          1,790
                                                                            ---------      ---------
                  Total current assets                                        314,036        294,628
Property and equipment, net                                                    31,865         52,659
Goodwill                                                                        3,876          3,876
Deferred tax asset, net                                                        20,030             --
Intangible assets, net                                                          8,127         15,346
Other assets                                                                    1,588          2,235
                                                                            ---------      ---------
                                                                            $ 379,522      $ 368,744
                                                                            =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
         Accounts payable                                                   $ 237,170      $ 206,370
         Accrued expenses                                                      54,531         87,226
         Current portion of long-term debt                                      8,620          1,389
         Current portion of obligations under capital leases                      465            640
                                                                            ---------      ---------
                  Total current liabilities                                   300,786        295,625

Long-term debt                                                                  2,823         11,392
Obligations under capital leases                                                  195            566
Commitments and contingencies
Series A1 Cumulative, 20,000 shares authorized, issued and
 outstanding at December 31, 2004 and 2003                                     35,853         32,853
Series A2 Cumulative, 45,000 shares authorized, 40,967 issued and
 outstanding at December 31, 2004 and 2003                                     70,374         64,229
Series B Cumulative, 9,700,000 shares authorized, 4,540,070
 shares issued and outstanding at December 31, 2004 and 2003                   17,170         15,550
Stockholders' equity
         Common stock, $.0001 par value, 150,000,000 shares authorized,
         71,758,845 and 71,738,845 shares issued and outstanding at
         December 31, 2004 and 2003, respectively                                   7              7
         Additional paid-in capital                                            91,953        123,030
         Accumulated deficit                                                 (139,639)      (174,508)
                                                                            ---------      ---------
                  Total stockholders' equity                                  (47,679)       (51,471)
                                                                            ---------      ---------
                                                                            $ 379,522      $ 368,744
                                                                            =========      =========


The accompanying notes are an integral part of these consolidated financial statements.

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

(in thousands of dollars)                               2004           2003            2002
                                                      ---------      ---------      ---------
Net sales                                             $ 961,282      $ 869,890      $ 807,773
Cost of goods sold                                      820,725        759,508        703,788
                                                      ---------      ---------      ---------
         Gross profit                                   140,557        110,382        103,985
Selling, general and administrative expenses            112,409        104,532         99,282
Merger and acquisition fees                               2,500             --             --
Severance expenses                                          772          1,108             --
                                                      ---------      ---------      ---------
         Operating income                                24,876          4,742          4,703
Interest, net                                             1,725          2,468          3,602
Other income                                                 --             --           (416)
                                                      ---------      ---------      ---------
         Income before provision for income taxes        23,151          2,274          1,517
Provision for (benefit from) income taxes               (11,718)         1,026            704
                                                      ---------      ---------      ---------
         Net income                                   $  34,869      $   1,248      $     813
                                                      =========      =========      =========
Income (loss) applicable to common shareholders
  Net income                                          $  34,869      $   1,248      $     813
  Dividends on preferred stock                          (10,765)       (10,608)       (10,477)
                                                      ---------      ---------      ---------
         Income (loss) applicable to
           common shareholders                        $  24,104      $  (9,360)     $  (9,664)
                                                      =========      =========      =========





The accompanying notes are an integral part of these consolidated financial statements.

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------


                                        COMMON STOCK           ADDITIONAL
(in thousands of dollars,       --------------------------      PAID IN       ACCUMULATED
  except share data)               SHARES         AMOUNT        CAPITAL          DEFICIT         TOTAL
                                ------------    ----------     ----------     -----------      ----------
BALANCE, DECEMBER 31, 2001       71,738,845     $        7     $  144,115      $ (176,569)     $  (32,447)

Dividends on preferred stock             --             --        (10,477)             --         (10,477)
Net income                               --             --             --             813             813
                                 ----------     ----------     ----------      ----------      ----------

BALANCE, DECEMBER 31, 2002       71,738,845              7        133,638        (175,756)        (42,111)

Dividends on preferred stock             --             --        (10,608)             --         (10,608)
Net income                               --             --             --           1,248           1,248
                                 ----------     ----------     ----------      ----------      ----------

BALANCE, DECEMBER 31, 2003       71,738,845              7        123,030        (174,508)        (51,471)

Issuance of shares                   20,000             --             10              --              10
Dividends on preferred stock             --             --        (10,765)             --         (10,765)
Spin-off of AMG and DOD                  --             --        (20,322)             --         (20,322)
Net income                               --             --             --          34,869          34,869
                                 ----------     ----------     ----------      ----------      ----------
BALANCE, DECEMBER 31, 2004       71,758,845     $        7     $   91,953      $ (139,639)     $  (47,679)
                                 ==========     ==========     ==========      ==========      ==========




The accompanying notes are an integral part of these consolidated financial statements.

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------


(in thousands of dollars)                                             2004               2003               2002
                                                                 -------------      -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                       $      34,869      $       1,248      $         813
Adjustments to reconcile net income to net cash
  provided by operating activities
  Depreciation and amortization of property and equipment               14,459             11,505             11,040
  Amortization of deferred financing costs                                 451                408                623
  Bad debt expense                                                       6,310              6,916              7,418
  Deferred income taxes                                                (12,771)               907                704
  Inventory write-off                                                       --                 --              3,296
  Loss on disposal of fixed assets                                          56                 --                 --
Changes in assets and liabilities:
  Accounts receivable                                                   (1,014)           (29,207)            (6,622)
  Inventory                                                            (13,432)            (1,315)           (33,904)
  Prepaid expenses and other                                              (103)               436                413
  Other assets                                                             196               (903)              (643)
  Accounts payable and accrued expenses                                 (2,948)            49,649             18,988
  Change in DMISG assets and liabilities, net                           (1,181)                --                 --
                                                                 -------------      -------------      -------------
         Net cash provided by operating activities                      24,892             39,644              2,126
                                                                 -------------      -------------      -------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                   (11,736)           (13,320)           (12,533)
                                                                 -------------      -------------      -------------
         Net cash used in investing activities                         (11,736)           (13,320)           (12,533)
                                                                 -------------      -------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments on) proceeds from revolving credit facility                   --            (27,637)            10,344
Proceeds from long-term debt                                                --              5,151              5,096
Payments on long-term debt                                              (1,338)              (681)              (710)
Payments on capital leases                                                (660)              (652)              (570)
Net proceeds from issuance of common stock                                  10                 --                 --
                                                                 -------------      -------------      -------------
         Net cash (used in) provided by financing activities            (1,988)           (23,819)            14,160
                                                                 -------------      -------------      -------------
         Net increase in cash                                           11,168              2,505              3,753
Cash, beginning of period                                                9,520              7,015              3,262
                                                                 -------------      -------------      -------------
Cash, end of period                                              $      20,688      $       9,520      $       7,015
                                                                 =============      =============      =============





The accompanying notes are an integral part of these consolidated financial statements.

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------



1.       COMPANY BACKGROUND AND NATURE OF BUSINESS

         Alliance Entertainment Corp. and its wholly-owned subsidiaries ("Alliance" or the "Company"), provided services through two operating segments during 2004: Distribution and Fulfillment Services Group ("DFSG") and Digital Media Infrastructure Services Group ("DMISG"), formed in conjunction with the 1999 acquisition of Digital On-Demand, Inc. ("DOD"). On December 31, 2004, DMISG was distributed in a spin-off of shares of stock in Digital On-Demand, Inc. to stockholders of the Company. Accordingly, DMISG's results of operations are included within the accompanying Alliance consolidated financial statements for the year ended December 31, 2004, 2003 and 2002 and DMISG's assets and liabilities are likewise included at December 31, 2003; however, the assets and liabilities of DMISG were eliminated as part of the spin-off transaction and are not included within the accompanying consolidated balance sheets at December 31, 2004.

         Selected financial information for DMISG at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                                                 2004                2003
                                                             -------------        ---------
                                                                   (dollars in thousands)
          Total current assets                             $        3,908        $   5,042

          Property and equipment, net                              18,126           17,105
          Total assets                                             22,090           22,427
          Total liabilities                                         1,768            1,945


                                                                   2004               2003             2002
                                                              --------------       ----------      -----------
                                                              (dollars in thousands)
          Net sales                                        $       17,119       $   12,356       $    14,287
          Operating loss                                           (3,449)          (9,050)           (7,734)
          Net loss                                                 (5,175)         (10,301)           (7,790)

         DMISG licenses, distributes and provides multi-media merchandising stations, which present information and data for use by the end consumer in retail environments. The end consumer can preview and select pre-recorded music by searching through digitized audio tracks.

         DFSG provides full-service distribution of pre-recorded music, videos, video games and related accessories and merchandise to retailers and other customers primarily in North America. DFSG provides product and commerce solutions to "brick-and-mortar" and e-commerce retailers, while maintaining trading relationships with major manufacturers of pre-recorded music, video, and related products. DFSG operates in a centralized environment and its products and services have

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------


         similar economic characteristics and retail distribution methods. Accordingly, DFSG reports its operations as a single segment.

         As part of the traditional distribution services, and as an integral part of its service offering, DFSG also provides consumer-direct fulfillment ("CDF"), and vendor managed inventory ("VMI") solutions to its customers.

         In November 2004, Alliance entered into a merger agreement with Source Interlink Companies, Inc. (Nasdaq: "SORC") ("Source"). The equityholders of Alliance and Source will each hold 50% of the fully diluted capitalization of the combined company at the closing of the transaction. Subsequent to the approval of the Source stockholders, this transaction was consummated on February 28, 2005.

         During 2003, management decided to phase out One Way Records ("OWR"), a division within DFSG, due to several years of unsatisfactory financial performance. The phase out of OWR was completed by the end of 2004. OWR contributed net losses to the Company's consolidated statements of operations of $0.9 million, $5.4 million and $4.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF CONSOLIDATION
         The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

         MANAGEMENT ESTIMATES
         Significant estimates inherent in the preparation of the accompanying financial statements include management's forecast of future cash flows used as a basis to assess recoverability of long-lived assets, including intangible assets. In addition, Alliance provides for inventory obsolescence and estimated bad debts on accounts receivable based on historical experience and periodic reviews of the related assets.

         Sales in the music and video industry generally give certain customers the right to return products. In addition, the Company's suppliers generally permit the Company to return products that are in the supplier's current product listing. Based on historical returns and review of current catalog lists, management provides for estimated net returns at the time of sale.

         Management periodically reviews its significant accounting estimates and it is reasonably possible that the recorded amounts may change based on actual results and other factors.

         DERIVATIVE FINANCIAL INSTRUMENTS
         In June 2002, in conjunction with the issuance of an $8.5 million mortgage (Note 6), the Company entered into interest rate swap and cap agreements to manage the interest rate risk exposures of its variable-rate based debt portfolio. In addition, the Company will from time to time enter into monthly LIBOR contracts to reduce the cost of borrowings under its Revolving Credit Facility (Note 5). The Company has not designated these instruments as hedges and, accordingly, records the fair value of these instruments as an asset or liability in its consolidated balance sheets and interest income/expense in its consolidated statements of operations. For the years ended December 31, 2004, 2003 and 2002, $0.2 million interest income, $0.1 million interest income, and $0.4

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         million interest expense, respectively, associated with these agreements was recorded within interest, net in the accompanying consolidated statements of operations.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         The carrying value of the Company's financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and other short and long-term obligations, approximate their fair value.

         CASH AND CASH EQUIVALENTS
         The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. Negative cash book balances of $0.3 million and $0.6 million at December 31, 2004 and 2003, respectively, have been presented as accounts payable in the accompanying financial statements.

         ACCOUNTS RECEIVABLE
         The Company is subject to credit risk through sales to and trade receivables from retailers. The Company routinely assesses the financial strength of its significant customers to limit its exposure to risk with respect to its trade accounts receivable.

         INVENTORY
         Inventory, primarily consisting of distributed products, is stated at the lower of cost or market, with cost determined principally on the average cost basis.

         PROPERTY AND EQUIPMENT
         Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Property under capital leases is amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. Upon retirement or sale, the cost and accumulated depreciation are eliminated from the accounts and the gain or loss, if any, is included in the statement of operations. Software development reflects internally developed computer software that is capitalized and amortized on the straight-line method over periods not exceeding five years.

         INTERNAL USE SOFTWARE COSTS
         In accordance with AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," certain external direct costs of materials and services, internal payroll and payroll related costs and other qualifying costs incurred in connection with developing or obtaining internal use software are capitalized. Alliance capitalizes qualifying costs to internally construct certain distribution equipment and internally generate the Company's entertainment database software. Such capitalized costs include certain payroll-related and contracted programming costs. Costs to subsequently maintain the distribution equipment are expensed as incurred. For the years ended December 31, 2004, 2003 and 2002, capitalized payroll and payroll costs relating to internal use software costs totaled $4.3 million, $5.2 million and $5.5 million, respectively.

         GOODWILL
         Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. Goodwill is not amortized, but is assessed for impairment annually in accordance with SFAS 142, "Goodwill and Other Intangible Assets".

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         INTANGIBLE ASSETS
         Intangible assets are comprised of reorganization value in excess of amounts allocable to identifiable assets.

         In connection with the Company's reorganization and emergence from bankruptcy in August 1998, the portion of the Company's reorganization value, which could not be attributed to specific assets, was previously reported as an intangible asset and was being amortized over ten years. Upon adoption of SFAS No. 142 on January 1, 2002, reorganization value was no longer amortized, but assessed annually for impairment.

         DEFERRED FINANCING COSTS
         The Company incurred $0.3 million and $1.0 million, respectively, in financing costs during 2004 and 2003 associated with the amendment of its asset based revolving credit facility. Given the increased borrowing capacity of the amended credit facility, these costs were deferred and are being amortized using a method that approximates the interest method. As of December 31, 2004 and 2003, $0.9 million and $1.1 million, respectively, is included in other assets in the accompanying consolidated balance sheets, net of amortization.

         REVENUE RECOGNITION
         Revenue from the sale and distribution of pre-recorded music and video, music accessories and other related product is recognized when pervasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is probable, generally upon shipment. Most of the Company's sales are made to customers under agreements permitting certain limited rights of return based upon the prior months sales. Generally, it is the Company's policy not to accept product returns that cannot be returned to the Company's vendors. Revenue from product sales is recognized net of estimated returns and other allowances primarily consisting of volume rebates and timely pay discounts. Returns are estimated based on historical experience and are generally limited by a customer's previous months sales and to product that may be returned to Alliance's vendors. Revenue from licensing DMISG's database is recognized based upon the relevant terms of the licensing agreements.

         ADVERTISING COSTS
         Advertising costs are expensed as incurred. Advertising costs included in selling, general and administrative expenses totaled $6.0 million, $4.9 million and $3.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.

         SEVERANCE EXPENSES
         During 2004 and 2003, the Company reviewed the operations of its DFSG and DMISG segments, and as a result, eliminated certain positions. This resulted in severance charges of $0.8 million, $1.1 million and $0 for the years ended December 31, 2004, 2003 and 2002, respectively.

         INCOME TAXES
         Income taxes are computed under an asset and liability approach whereby deferred tax assets and liabilities are recognized based on the difference between the financial statement and the tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         income in the period that includes the enactment date. A valuation allowance reduces deferred tax assets when it is deemed likely that a portion or all of the deferred tax assets will not be realized.

         RECLASSIFICATIONS
         Certain prior year amounts have been reclassified to conform to the current year presentation.

         RECENT ACCOUNTING PRONOUNCEMENTS
         In December 2004, the FASB issued a revision of SFAS No. 123, "Statement of Financial Accounting Standards No. 123 (Revised 2004):
         Share-Based Payment," which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. This Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company is in the process of determining how the method of valuing stock-based compensation prescribed by this Statement will be applied and the impact the recognition of compensation expense related to such stock awards will have on its financial statements.

         In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs." SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material by requiring these items to be recognized as current-period charges. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted. Management expects that SFAS No. 151 will not have a material impact on the Company's financial position, results of operations or cash flows.

         In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which supercedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of the Emerging Issues Task Force ("EITF") 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." The issuance of SAB 104 reflects the concepts contained in EITF 00-21; the other revenue recognition concepts contained in SAB 101 remain largely unchanged. The issuance of SAB 104 did not have a material impact on the Company's financial position, results of operations or cash flows.

         In April 2003, Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No.
         133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not impact the Company's financial position, results of operations or cash flows.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         liability (or an asset in some circumstances). SFAS No. 150 is effective for nonpublic entities after January 1, 2004. The adoption of SFAS No. 150 did not impact the Company's financial position, results of operations or cash flows presented herein.

         In January 2003, the FASB issued Interpretation (FIN) 46, "Consolidation of Variable Interest Entities," which provides guidance on when to consolidate variable interest entities. In December 2003, the FASB revised FIN 46 with FIN 46(R). In addition to conforming to previously issued FASB Staff Positions, FIN 46(R) deferred the implementation date for certain variable interest entities. FIN 46(R) is effective for non public entities for the fiscal period beginning after December 15, 2004. Management does not believe that FIN No. 46(R) will have a material impact on the Company's financial position, results of operations or cash flows.

         SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                               2004           2003           2002
                                                                            ----------     ----------     ----------
                                                                                     (DOLLARS IN THOUSANDS)
Cash paid for interest ................................................     $    1,700     $    1,951     $    3,283
Cash paid for income taxes ............................................     $      240     $       77     $       --
Supplemental schedule of noncash investing and financing activities:
  Obligations under capital leases incurred for the purchase of new
   equipment ..........................................................     $      114     $    1,299     $      324
  Spin-off of net assets of DMISG......................................     $   20,322     $       --     $       --


3.       PROPERTY AND EQUIPMENT

         At December 31, 2004 and 2003, property and equipment consisted of the following (dollars in thousands):

                                                                           USEFUL
                                                                            LIVES
                                                                           (YEARS)     2004          2003
                                                                           -------  -----------   -----------
Buildings and improvements...............................................       39  $    17,213   $    16,978
Machinery and equipment..................................................    5 - 7       29,159        34,320
Office equipment.........................................................    2 - 5        8,246        12,146
Furniture and fixtures...................................................    5 - 7        6,192         4,965
Software development.....................................................    2 - 5        4,645        29,871
                                                                                    -----------   -----------
                                                                                         65,455        98,280
Less: Accumulated depreciation and amortization..........................               (35,834)      (48,991)
Construction in progress.................................................                   429         1,555
Land.....................................................................                 1,815         1,815
                                                                                    -----------   -----------
                                                                                    $    31,865   $    52,659
                                                                                    ===========   ===========

         Depreciation and amortization expense was approximately $14.5 million, $11.5 million and $11.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

         The Company leases certain of its equipment under capital leases. At December 31, 2004 and 2003, equipment obtained under capital leases was recorded at $0.7 million and $1.2 million,

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         respectively, net of related accumulated depreciation of $1.2 million and $4.9 million, respectively, and was included in property and equipment.

4.       INTANGIBLE ASSETS

         Reorganization value in excess of amounts allocable to identifiable assets at December 31, 2004 and 2003 totaled $8.1 million and $15.3 million, respectively, net of $9.3 million of accumulated amortization (see Note 8). With the implementation of SFAS 142 in 2002, the Company no longer amortizes reorganization value but tests for impairment annually. As of December 31, 2004, the Company believed no impairment existed.

5.       REVOLVING CREDIT FACILITY

         AEC One Stop Group, Inc. ("AEC"), part of DFSG, has an asset-based revolving credit facility ("Credit Facility"), which provides for borrowings of up to $135.0 million. This Credit Facility matures on August 19, 2006 and includes a $12.5 million letter of credit sub-facility.

         Interest on the outstanding balance under the Credit Facility is calculated on the London Interbank Offered Rate (LIBOR) or the prime rate plus applicable margins based upon the outstanding balance and certain interest coverage ratios. There was no outstanding balance under the Credit Facility as of December 31, 2004 and 2003. Interest was calculated based on Prime plus .25% (5.50%) and Prime plus .25% (4.25%), at December 31, 2004 and 2003, respectively.

         Availability: AEC's availability under the Credit Facility is subject to a borrowing base of eligible accounts receivable and eligible inventory. The borrowing base is reduced by outstanding letters of credit, which are used to support outstanding insurance exposure. At December 31, 2004 availability under the Credit Facility was $129.4 million.

         Collateral: With the exception of certain real property, machinery and equipment and capital leases, all of the existing and after acquired or created assets of the Company are pledged as collateral for the Credit Facility. The obligations of DFSG are collateralized by a guaranty from DFSG as well as the Company.

         Restrictive Covenants: The Company is required to achieve certain minimum performance objectives, based upon its forecasted results of operations. While management believes these objectives are reasonable, actual results may differ materially from those projected which may adversely affect the Company's ability to meet one or more of the financial covenants. The Company's business is historically seasonal and the achievement of forecasted objectives requires a strong fourth quarter performance. If a violation of one or more of the financial covenants occurs, the Company would be required to obtain a waiver from the lenders and there can be no assurance that such a waiver can be obtained. The Company was in compliance with such financial covenants at December 31, 2004.

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

6.       LONG-TERM DEBT

         In June of 2002, the Company, through its subsidiary, AE Land Corp., replaced its taxable bond from the city of Coral Springs, Florida with an $8.5 million conventional mortgage loan through SunTrust Bank (the "SunTrust Mortgage"). The SunTrust Mortgage is collateralized by the land and building at the Company's Coral Springs location. The principal balance of the taxable bond at the time of repayment was $3.9 million.

         The SunTrust Mortgage matures on June 1, 2005 and has monthly principal payments of approximately $31,000 plus interest at a rate of LIBOR plus 2 1/2 percent with an interest rate of 4.81% and 3.67% at December 31, 2004 and 2003, respectively. The principal payments were determined based on a 15-year amortization of the outstanding principal amount of the SunTrust Mortgage. On the maturity date, the aggregate unpaid principal balance of the mortgage, accrued and unpaid interest and all costs and expenses due under the SunTrust Mortgage terms shall be due and payable. The total principal balance of $7.6 million is classified as current at December 31, 2004.

         In March of 2003, the Company, through AEC One Stop Group, Inc., entered into a loan agreement with SunTrust Leasing Corporation (the "SunTrust Loan") for the purchase of equipment to be used at the Company's various locations. A credit line of $6.8 million was approved under the SunTrust Loan, with repayment terms for three promissory notes ranging from three to five years. The total principal balance of the SunTrust Loan outstanding as of December 31, 2004 and 2003, representing the three promissory notes, was $3.9 million and $4.8 million, respectively, including the current portion of $1.1 million and $1.0 million, respectively, with an interest rate of 5.15% and 4.50% at December 31, 2004 and 2003, respectively.

         The maturity schedule of the Company's long-term debt is as follows (dollars in thousands):

                                                                            AMOUNT
                                                                          ----------
2005....................................................................  $    8,620
2006....................................................................       1,118
2007....................................................................       1,002
2008....................................................................         657
2009....................................................................          46
Thereafter..............................................................          --
                                                                          ----------
                                                                              11,443
Less: current portion...................................................       8,620
                                                                          ----------
Long-term debt..........................................................  $    2,823
                                                                          ==========

7.       EMPLOYEE BENEFIT PLANS

         The Company provides its employees with the option to participate in its Internal Revenue Code Section 401(k) Plan, the Alliance Entertainment Corp. 401(k) Savings Plan. Participation in the 401(k) Plan is available to substantially all employees after a certain period of employment. Generally, employees may contribute up to 15% of their annual compensation to the 401(k) Plan on a pretax basis, subject to a limitation. Under the 401(k) Plan, Alliance makes matching contributions of 50% of the employees' contributions (highly compensated employees are limited in their contributions), up to a maximum of 5% of the eligible participants' annual compensation. The Company's contribution to the 401(k) Plan for the years ended December 31, 2004, 2003 and 2002 totaled $0.7 million, $0.6 million and $0.6 million, respectively.

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

8.       INCOME TAXES

         At December 31, 2004 and 2003, the Company had deferred tax assets of approximately $22.1 million and $67.9 million, deferred tax liabilities of $2.1 million and $11.2 million and a valuation allowance of $0 and $56.7 million, respectively. In a spin-off transaction more fully described in Note 1, Alliance distributed deferred tax assets of approximately $23.2 million and deferred tax liabilities of approximately $6 million and a valuation allowance of $17.2 million.

         In July 1997, Alliance and fourteen of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York in order to facilitate the reorganization of its primary businesses and to restructure its long-term debt. The Company emerged from bankruptcy in August of 1998.

         As a result of the 1998 reorganization, the Company is treated as having experienced an "ownership change" under Internal Revenue Code
         Section 382. Accordingly, under Section 382, the Company's ability to offset income in each post-reorganization taxable year by its then remaining NOLs and certain built-in losses (including depreciation and amortization deductions of any portion of the company's basis in assets with built-in-losses) is limited.

         The provision for income tax for the years ended December 31, 2004, 2003 and 2002 includes current tax expense of $1.1 million, $0.1 million and $0, respectively, and net deferred tax (benefit) expense of ($12.8) million, $0.9 million and $0.7 million, respectively. Included in the deferred tax benefit for the year ended December 31, 2004 is the reversal of the valuation allowance remaining after the distribution of deferred tax assets associated with the spin-off and current period true-up and utilization. Additionally, in accordance with SOP 90-7, $7.2 million of the deferred provision, representing the utilization of remaining pre-bankruptcy deferred tax assets, has been credited to "reorganization value in excess of amounts allocable to identifiable assets".

         The following table presents the principal reasons for the difference between the effective tax rate and the U.S. federal statutory income tax rate:

                                                                                  2004             2003             2002
                                                                               ----------       ----------      ----------
U.S. federal statutory tax ...............................................           35.0%            35.0%           35.0%
State and local taxes ....................................................            5.3%             5.1%            5.4%
Reorganization value in excess of amounts allocable to identifiable assets            0.0%             5.0%            6.0%
Release of deferred tax valuation allowance ..............................          (90.9%)            0.0%            0.0%
                                                                               ----------       ----------      ----------
Provision for (benefit from) income taxes ................................          (50.6%)           45.1%           46.4%
                                                                               ==========       ==========      ==========

         The components of deferred tax assets and liabilities are as follows:

                                                                2004              2003
                                                            ------------      ------------
Deferred income tax assets and liabilities
  Bad debt reserves ...................................     $      5,736      $      4,373
  Inventory reserves ..................................            2,471             3,983
  Intangible assets ...................................            2,915             3,241
  Net operating loss/credit carry forwards ............            5,156            49,026
  Other ...............................................            5,814             7,272
  Property and equipment ..............................           (2,062)          (11,190)
  Valuation allowance .................................               --           (56,705)
                                                            ------------      ------------
Net deferred tax assets ...............................     $     20,030      $         --
                                                            ============      ============

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

9.       COMMITMENTS AND CONTINGENCIES

         The Company leases facilities as well as computer and other equipment under various capital and operating leases. Lease expense related to operating leases was $2.5 million, $3.7 million and $2.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. Future minimum payments under capital and noncancelable operating leases with terms of one year or more at December 31, 2004 consist of the following (dollars in thousands):

                                                                         OPERATING          CAPITAL
                                                                          LEASES            LEASES
                                                                       ------------      ------------
2005 .............................................................     $      1,711      $        490
2006 .............................................................            1,489               184
2007 .............................................................            1,083                18
2008 .............................................................              764                --
2009 .............................................................              258
Thereafter .......................................................               --                --
                                                                       ------------      ------------
                                                                       $      5,305               692
                                                                       ============
Less: Amounts representing interest ..............................                                (32)
                                                                                         ------------
Present value of net minimum lease payments ......................                                660
Less: Current portion of obligations under capital leases ........                               (465)
                                                                                         ------------
Long-term portion of obligations under capital leases ............                       $        195
                                                                                         ============

         During 2003, the courts dismissed a claim filed in 1999 alleging copyright infringement and anti-trust violations relating to the Company's proprietary database with Alliance named as a co-defendant. The cases were stayed in May 2001, pending discussions between the parties, and dismissed in 2003.

         The Company is also involved in various claims and possible actions arising out of the normal course of its business, none of which, in the opinion of the Company, based upon knowledge of facts and the advice of counsel, will result in a material adverse effect on the Company's financial position, results of operations or cash flows.

10.      SIGNIFICANT CONCENTRATIONS OF BUSINESS AND CREDIT RISK

         Alliance's customers are primarily chain and independent traditional retailers and Internet based e-tailers. Evaluations of customers' financial condition are performed regularly and, generally, no collateral is required. Alliance maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management's estimates.

         Competition results in changes in the Company's customer base over time, and it is therefore possible that the Company may lose one or more of its largest customers and, as a result, operations could be materially impacted. Pursuant to an agreement active through June 2004 and renewed through March 2006 (Note 13), one customer and this customer's subsidiaries accounted for approximately 35.3%, 33.9%, and 32.3% of net sales in the years ended December 31, 2004, 2003 and 2002, respectively. At December 31, 2004 and 2003, this customer and this customer's subsidiaries owed Alliance $70.4 million and $61.2 million, respectively. This agreement provides for exclusive distribution of CDs and DVDs.

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         Alliance sells products throughout the world, including to certain countries in South America and Asia. Alliance's financial results and financial condition have not been negatively impacted by the economic difficulties experienced by these countries as a result of the limited credit being extended to customers in these countries.

         The Company's headquarters and operating facilities are all located in the United States. While the principal markets for the Company's products and services are in the United States, the Company recognized net revenues of $122.1 million, $107.1 million and $84.7 million from international sources in the years ended December 31, 2004, 2003 and 2002, respectively, and had accounts receivable related to such transactions totaling $18.0 million and $16.7 million at December 31, 2004 and 2003, respectively.

11.      MANDATORILY REDEEMABLE PREFERRED STOCK

         Alliance's Series A1, A2 and Series B Cumulative Preferred Stock, more fully described below, contain certain optional redemption provisions. As the holders of the Series A1 and A2 Cumulative Preferred Stock control the Company, these optional redemption rights are deemed mandatory. Accordingly, these securities are not considered as part of permanent equity in the accompanying consolidated balance sheets.

         PREFERRED STOCK
         The Company has 20,000 shares authorized and outstanding of its Series A1 Cumulative Preferred Stock (the "Series A1 Preferred Stock") and 45,000 shares authorized, 40,967 shares outstanding, of its Series A2 Cumulative Preferred Stock (the "Series A2 Preferred Stock") at December 31, 2004 and December 31, 2003. The Series A1 Preferred Stock is currently redeemable by the Company and ranks prior to all other classes and series of equity securities other than the Series B Preferred Stock and ranks pari passu to the Series A2 Preferred Stock, with respect to dividend rights, rights on liquidation, winding up and dissolution. In the event of Company redemption, voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A1 Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $1,000 per share of Series A1 Preferred Stock outstanding plus an amount in cash equal to all accrued and unpaid dividends.

         The holders of the Series A1 Preferred Stock are entitled to receive cumulative dividends when, and if, declared by the Board of Directors at the annual rate of $125.00 per share until May 18, 2001 and $150.00 per share thereafter. The redemption value is based upon the stated redemption price of $1,000 per share plus accrued and unpaid dividends. At December 31, 2004 and December 31, 2003, the redemption value of the Series A1 Preferred Stock is $35.9 million and $32.9 million, respectively, and includes cumulative undeclared dividends of $15.9 million and $12.9 million, respectively.

         The Series A2 Preferred Stock is currently redeemable by the Company and ranks prior to all other classes and series of equity securities other than the Series B Preferred Stock and ranks pari passu to the Series A1 Preferred Stock, with respect to dividend rights, rights on liquidation, winding up and dissolution. In the event of Company redemption, voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A2 Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $1,000 per share of Series A2 Preferred Stock outstanding plus an amount in cash equal to all accrued and unpaid dividends. The Series A1 and Series A2

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         Preferred Stock may also be converted into shares of Alliance Common Stock at any time after November 18, 2000. For the purposes of conversion each share of Series A1 and Series A2 Preferred Stock shall be valued at liquidation preference, which shall be divided by the conversion price (currently $5.00 per share) in effect on the conversion date to determine the number of shares of Alliance Common Stock issuable upon conversion.

         The holders of the Series A2 Preferred Stock are entitled to receive cumulative dividends when, and if, declared by the Board of Directors at the annual rate of $125.00 per share until May 18, 2001 and $150.00 per share thereafter. Its redemption value is based upon the stated redemption price of $1,000 per share plus accrued and unpaid dividends. At December 31, 2004 and December 31, 2003, the redemption value of the Series A2 Preferred Stock is $70.4 million and $64.2 million, respectively, and includes cumulative undeclared dividends of $29.4 million and $23.3 million, respectively.

         The Series A1 and Series A2 Preferred Stock may also be converted at the option of the holder into shares of Alliance Common Stock at any time after November 18, 2000. For the purposes of conversion each share of Series A1 and Series A2 Preferred Stock shall be valued at $1,000 plus unpaid dividends, which shall be divided by the conversion price (currently $5.00 per share) in effect on the conversion date to determine the number of shares of Alliance Common Stock issuable upon conversion.

         The Series B Preferred Stock ranks senior to all other classes or series of the Company's equity securities with respect to dividend rights and the rights to distributions, whether upon liquidation, winding up or otherwise. The dividend rate for the Series B Preferred Stock is 10% of the original purchase price, payable quarterly and distributed as declared by the Board of Directors. The Series B Preferred Stock may be redeemed at the Company's option any time after January 15, 2003 at $2.60 per share, together with dividends thereon accrued and unpaid (whether or not declared). Holders of Series B Preferred Stock may convert such shares of Series B Preferred Stock into shares of the Company's Common Stock at an initial price of $2.60 per share which represents the initial fair value based on the Company's valuation, making each share of Series B Preferred Stock convertible into one (1) share of Common Stock. The holders of Series B Preferred Stock will have no voting rights, except as provided by applicable law. As of December 31, 2004 and 2003, there were $5.4 million and $3.7 million, respectively, of cumulative undeclared dividends. These shares are primarily held by the Company's majority stockholder.

12.      STOCKHOLDERS' EQUITY

         COMMON STOCK AND PAID-IN-CAPITAL
         As of December 31, 2004 and 2003, there were 71,758,845 and 71,738,845 shares, respectively, of the Company's Common Stock outstanding.

         Included in paid-in-capital prior to the spin-off of DMISG at December 31, 2004 are 1,104,375 shares of the Company's Common Stock representing shares reserved for issuance as part of the purchase consideration in the Company's 1999 acquisition of DOD. These 1,104,375 shares remain unissued as of December 31, 2004, but are expected to be issued in 2005 and revert to former DOD shareholders.

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         Included in paid-in-capital prior to the spin-off of DMISG at December 31, 2004 are 1,278 shares of Series A2 Preferred Stock representing shares reserved for issuance as part of the purchase consideration in the Company's 1999 acquisition of DOD. These 1,278 shares remain unissued as of December 31, 2004, but are expected to be issued in 2005 and revert to former DOD shareholders. The unrecorded dividends associated with these 1,278 Series A2 Preferred shares are $0.6 million and $0.4 million, as of December 31, 2004 and 2003, respectively.

         STOCK OPTIONS
         The Company's 1999 Equity Participation Plan (the "Old 1999 Equity Plan") provided for the issuance of incentive stock options and non-qualified stock options. The Old 1999 Equity Plan provided for administration by the Company's Board of Directors, which, subject to the terms of the Old 1999 Equity Plan, determines to whom grants are made, and the vesting, timing, amounts and other terms of such grants. Incentive stock options may be granted only to employees of the Company, while non-qualified stock options may be granted to the Company's employees, officers, directors, consultants and advisors. The exercise price of incentive stock options may be less than the fair market value of the Company's Common Stock on the date of grant. The term of these options may not exceed 10 years. The Old 1999 Equity Plan had no remaining options available for new grants as of December 31, 2001.

         In connection with the acquisition by AEC Associates in May 1999, the option program was augmented by a new option plan called The Company's 1999 Employee Equity Participation and Incentive Plan (the "New 1999 Equity and Incentive Plan"), which provides for the issuance of incentive stock options and non-qualified stock options. Under the terms of the New 1999 Equity and Incentive Plan, a maximum of 7,582,518 shares of the Company's Common Stock may be issued upon the exercise of stock options granted thereunder. As of December 31, 2004 and 2003, 7,391,258 options have been granted under the New 1999 Equity and Incentive Plan and 191,260 options remain available for future grants. The New 1999 Equity and Incentive Plan provides for administration by the Company's Board of Directors which, subject to the terms of the New 1999 Equity and Incentive Plan, determines to whom grants are made and the vesting, timing, amounts and other terms of such grants.

         Information with regard to the stock options outstanding is as follows:


                                                             WEIGHTED                   WEIGHTED                   WEIGHTED
                                                                AVG.                       AVG.                       AVG.
                                                             EXERCISE                   EXERCISE                   EXERCISE
                                                2004           PRICE        2003          PRICE       2002          PRICE
                                             ----------      --------    ---------      --------    ---------      --------
Options outstanding at beginning
  of year ..............................      6,029,213      $   2.29    6,625,244      $   2.31    7,355,358      $   2.26

Exercised ..............................        (20,000)         0.50           --            --           --            --

Cancelled ..............................     (3,118,058)         2.57     (596,031)         1.72     (730,114)         1.92
Granted ................................             --            --           --            --           --            --
                                             ----------      --------    ---------      --------    ---------      --------
Options outstanding at
 end of year ...........................      2,891,155      $   2.00    6,029,213      $   2.29    6,625,244      $   2.31
                                             ==========      ========    =========      ========    =========      ========
Options exercisable at
 end of year ...........................      2,891,155      $   2.00    5,989,063      $   2.29    5,753,092      $   2.28
                                             ==========      ========    =========      ========    =========      ========

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         In accordance with SFAS No. 123 "Accounting for Stock-Based Compensation", (SFAS No. 123), the Company has accounted for stock-based compensation grants issued to non-employees as provided for by SFAS No. 123. The Company has elected to continue to account for its stock-based compensation grants to employees and directors in accordance with the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees". However, in accordance with SFAS No. 123, the pro forma effect of the issuance of such options is set forth below.

         The fair value of each option granted to non-employees and employees has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 4.2 percent through 4.3 percent for 2004, 4.2 percent through 4.3 percent for 2003 and 3.9 percent through 4.1 percent for 2002, dividend yield of zero percent for all years; expected lives ranging from 4 to 10 years for 2004, 2003 and 2002, and volatility of zero percent for 2004, 2003 and 2002.

         The compensation expense, if recognized, would have resulted in pro forma amounts based on weighted average fair value of options granted of $0.98, $0.95 and $1.12 for the years ended December 31, 2004, 2003 and 2002, respectively, as indicated below:

                                                                 2004        2003        2002
                                                              ----------  ----------   --------
Net income -- as reported...................................  $   34,869  $    1,248   $    813
Net income (loss) -- pro forma..............................      32,715      (3,822)    (4,602)

13.      RELATED PARTY TRANSACTIONS

         Pursuant to a management agreement entered into in connection with the 1999 purchase of 90% the Company's shares by AEC Associates, L.L.C. ("AEC Associates") the Company is charged an annual management fee in the amount of $0.5 million. In addition, the Company must pay a financial advisory and consulting fee on certain acquisition and disposition transactions in which AEC Associates provides advisory or consulting services. The Company did not pay a financial advisory and consulting fee to AEC Associates during the year ended December 31, 2004, however, in connection with the merger with Source Interlink to take place in 2005, the Company expects to pay $4.0 million upon consummation of the merger. There were no charges for advisory and consulting services during the year ended December 31, 2003. The Company paid AEC Associates $0.3 million for services in connection with the Company's proposed merger during the year ended December 31, 2002. In addition, the Company paid an affiliate of AEC Associates $0.2 million and $58,000, respectively, during the years ended December 31, 2004 and 2003 relating to services provided by the interim chief executive officer of Alliance.

         Pursuant to an agreement active through June of 2004 and renewed through March 2006 , the Company conducts significant business with one customer (Note 10). The Chairman and major stockholder of this customer is a significant stockholder of AEC Associates. The Company had net sales of $338.9 million, $295.1 million and $260.8 million to this customer and this customer's subsidiaries for the years ended December 31, 2004, 2003 and 2002, respectively.

         The Company, through a subsidiary, paid licensing royalties on a per units sold basis to a third party, which is 40% owned by a previous member of the subsidiary's management team. Total licensing royalties paid under this agreement for the years ended December 31, 2004, 2003 and 2002 were $0, $0 and $12,000, respectively. An incremental distribution fee paid to this third party was $24,000, $0.1 million and $0.1 million for the years ended December 31, 2004, 2003




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

ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
--------------------------------------------------------------------------------

         and 2002, respectively. In addition, the Company paid $0.3 million during the year ended December 31, 2002 to this third party for a three-year agreement granting the Company exclusive licensing rights to the title and trademark associated with a certain compilation.

         The Company previously leased warehouse space from a former member of its senior management team. This lease was negotiated as part of the acquisition of OWR. During the years ended December 31, 2004, 2003 and 2002, the Company paid $0.2 million, $0.3 million and $0.3 million, respectively, in rent associated with this lease. The lease expired in August 2004, and OWR was phased out during 2004.



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